Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement to Form S-1 on Form S-3 (No. 333-258325) and related prospectus of POINT Biopharma Global, Inc. (the “Company”) of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of POINT Biopharma Global, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021. We also consent to the reference of our firm under the heading "Experts" in this Post-Effective Amendment No. 2 to the Registration Statement.

/s/ ArmaninoLLP
San Jose, California

July 1, 2022